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                                                                     EXHIBIT 5.1

                 [LETTERHEAD OF WACHTELL, LIPTON, ROSEN & KATZ]

                                                  May 17, 2000

Levi Strauss & Co.
1155 Battery Street
San Francisco, California 94111

Ladies and Gentlemen:

   We have acted as counsel for Levi Strauss & Co., a Delaware corporation (the "Company"), in connection with the preparation of the Company's Registration Statement on Form S-4, registration number 333-36234 (the "Registration Statement"), first filed with the Securities and Exchange Commission on May 4, 2000, relating to an offer to exchange (the "Exchange Offer") 6.80% Notes due 2003 and 7.00% Notes due 2006 of the Company (the "Exchange Notes") which will have been registered under the Securities Act of 1933, as amended, for an equal principal amount of the Company's outstanding 6.80% Notes due 2003 and 7.00% Notes due 2006 (the "Old Notes").

   The Exchange Notes will be issued under an Indenture dated as of November 6, 1996, as supplemented by the Supplemental Indenture, dated as of May 16, 2000 (the "Indenture"), among the Company and Citibank, N.A., as trustee (the "Trustee").

   As counsel, we have examined the Registration Statement, the Indenture, the form of the Exchange Notes, the form of the Old Notes and such other documents, records and other matters as we have deemed necessary or appropriate in order to give the opinions set forth herein.

   In giving the opinions contained herein, we have, with your approval, relied upon representations of officers of the Company and certificates of public officials with respect to the accuracy of the material factual matters addressed by such representations and certificates. We have, with your approval, assumed the genuineness of all signatures or instruments submitted to us, and the conformity or certified copies submitted to us with the original documents to which such certified copies relate.

   We are members of the bar of the State of New York and we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States and the laws of the State of New York.

   Based upon and subject to the foregoing, assuming that the Indenture has been duly authorized, executed and delivered by the Trustee, it is our opinion that:

  (1) the Indenture has been duly executed and delivered by, and constitutes the legal, valid and binding obligation of, the Company, enforceable against the Company in accordance with its terms; and
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  (2) the Exchange Notes, when duly executed and delivered by the Company upon the terms set forth in the Exchange Offer, will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms,

subject in each case to (a) bankruptcy, insolvency, moratorium, reorganization and other laws of general applicability relating to or affecting creditors' rights from time to time in effect and (b) application of general principles of equity, including standards of commercial reasonableness and good faith (regardless of whether considered in proceedings in equity or at law).

   We consent to the use of this opinion as an Exhibit to the Registration Statement and to the reference to our firm in the Prospectus that is a part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                             Very truly yours,

                                             Wachtell, Lipton, Rosen & Katz

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